Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS SECOND QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (August 11, 2014) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the second quarter and first half of 2014. The Company will host an investor conference call on Tuesday, August 12, 2014 at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

Second Quarter Operating Results

Net income attributable to the Company’s stockholders totaled $2,759,693, or $0.19 per diluted share, for the three months ended June 30, 2014, compared with net income attributable to CWCO stockholders of $2,853,850, or $0.19 per diluted share, for the three months ended June 30, 2013.

Total revenues for the second quarter of 2014 increased slightly (2%) to approximately $16.9 million, compared with approximately $16.6 million in the second quarter of 2013.

Retail water revenues increased 5% to approximately $6.5 million (38% of total revenues) in the most recent quarter, versus approximately $6.2 million (37% of total revenues) in the second quarter of 2013. The increase in retail revenues was due to an approximate 8% increase in the number of gallons of water sold by the Company’s retail operations in the Cayman Islands and the Company’s facility in Bali, Indonesia.

Bulk water revenues declined slightly (2%) to approximately $10.0 million (59% of total revenues) in the second quarter of 2014, compared with approximately $10.2 million (61% of total revenues) in the prior-year quarter. The reduction in bulk water revenues was attributable to a decrease in the volume of water sold by the Company’s Bahamas operations to the Water and Sewerage Corporation of The Bahamas (“WSC”). In 2013, the WSC purchased water volumes from the Company’s Blue Hills plant that were significantly higher than the contracted capacity of the plant. However, as a result of water conservation and loss mitigation efforts it has conducted since that time, the WSC has lowered the amount of water lost by its distribution system and, consequently, in 2014 the WSC has reduced the volume of water it purchased from the Blue Hills plant.

Services segment revenues rose 105% to $466,381 in the quarter ended June 30, 2014, compared with $227,211 in the corresponding period of 2013, primarily due to construction revenues generated from contracts with the Water Authority-Cayman to refurbish the Lower Valley plant and to build a plant on the island of Cayman Brac.

Consolidated gross profit was relatively unchanged at approximately $6.4 million (38% of total revenues) in the most recent quarter, versus approximately $6.4 million (39% of total revenues) in the second quarter of 2013. Gross profit on retail revenues increased 2% to approximately $3.4 million (52% of retail revenues) in the quarter ended June 30, 2014, compared with approximately $3.3 million (54% of retail revenues) in the year-earlier period. The slight decrease in retail gross profit margin as a percentage of sales reflected a negative gross profit for the Bali retail operations resulting from underutilization of the plant. Gross profit on bulk revenues declined 1% to approximately $3.1 million (31% of bulk revenues), compared with approximately $3.1 million (31% of bulk revenues) a year earlier. The services segment recorded a negative gross profit of ($80,008) in the second quarter of 2014, compared with a negative gross profit of ($27,127) in the second quarter of 2013.

Consolidated general and administrative expenses (“G&A”) increased 5% to approximately $3.8 million in the second quarter of 2014, compared with approximately $3.6 million in the year-earlier quarter. Project development expenses incurred by the Company’s Mexico subsidiary, N.S.C. Agua, S.A. de C.V. (“NSC”) increased by approximately $60,000, professional fees rose by approximately $142,000 (primarily as a result of legal fees incurred for the judicial review conducted in connection with the Company’s Cayman Island retail license negotiations), and employee costs were approximately $36,000 greater due to base salary increases.

Interest income increased to $366,772 for the second quarter of 2014, up from $169,796 in the second quarter of 2013 due to the receipt of interest due on past due accounts receivables from the WSC. Interest expense decreased to $47,531 for the three months ended June 30, 2014, versus $124,845 in the prior-year quarter, reflecting the early redemption in February 2014 of the remaining outstanding balance on the Company’s bonds payable.

The Company recognized earnings and profit sharing on its investment in OC-BVI of $116,215 in the second quarter of 2014, compared with $103,984 in the second quarter of 2013.

Management Comments

“Our second quarter net income was comparable with that for the prior-year period while we continue to make progress on the large seawater desalination project that we are developing in northern Baja California, Mexico,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “Our retail sales reversed a three-year declining trend and achieved an 8% water volume increase in the second quarter and a 2% water volume increase year-to-date. This increase was primarily attributable to higher irrigation demands from golf courses in our franchise areas on Grand Cayman, along with higher water production at our newest seawater desalination plant, in Bali, Indonesia. Water sales by our operation in Bali increased as resorts and other properties purchased more water to offset dry weather conditions and deteriorating quality of ground water wells.”

“In our bulk water business segment, gross profits declined by approximately $45,000, or only 1 percent, in the most recent quarter, relative to the prior-year period, despite a decrease of approximately $659,000 in water sales by our Bahamas operations. The revenue decline in the Bahamas resulted from lower water volumes sold to WSC as a result of its successful efforts to reduce the amount of water lost by its distribution system. The impact of this development was largely offset by higher bulk water volume sales in the Cayman Islands and Belize, as well as improved operating efficiencies at our bulk water production facilities.”

“We reached an important milestone in our 100 million gallon-per-day Rosarito desalination plant in Baja California, Mexico, during this past quarter when we submitted environmental impact studies for the project to Mexican regulatory authorities,” continued Mr. McTaggart. “We expect to receive comments on these studies within the next several weeks. We are also implementing a second phase of source water quality monitoring and reporting, which is required by one of our proposed water customers, Otay Water District, to support its permitting applications with state and federal authorities in the U.S.A.”

Six-Month Operating Results

Net income attributable to the Company’s stockholders for the six months ended June 30, 2014 totaled $3,414,602, or $0.23 per diluted share, compared with net income attributable to CWCO stockholders of $6,595,853, or $0.45 per diluted share, for the six months ended June 30, 2013.

Total revenues for the first half of 2014 increased slightly (less than 1%) to approximately $33.3 million, compared with approximately $33.1 million in the first half of 2013.

Retail water revenues were largely unchanged at approximately $12.6 million (38% of total revenues) in the six months ended June 30, 2014, versus approximately $12.6 million (38% of total revenues) in the corresponding period of the previous year. The volume of water sold by the retail segment increased by approximately 2% in the first half of 2014 when compared with the prior-year period.

Bulk water revenues declined less than 0.5% to approximately $19.9 million (60% of total revenues) in the first half of 2014, compared with approximately $20.0 million (60% of total revenues) in the prior-year period. The reduction in bulk water revenues was attributable to a decrease in the volume of water sold by the Company’s Bahamas operations to the WSC, as discussed earlier in this press release.

Services segment revenues rose 40% to $742,294 in the six months ended June 30, 2014, compared with $530,706 in the corresponding period of 2013, primarily due to construction revenues generated from contracts with the Water Authority-Cayman to refurbish the Lower Valley plant and to build a plant on the island of Cayman Brac.

Consolidated gross profit declined 2% to approximately $12.3 million (37% of total revenues) in the first half of 2014, versus approximately $12.6 million (38% of total revenues) in the first half of 2013. Gross profit on retail revenues decreased 4% to approximately $6.6 million (52% of retail revenues) in the six months ended June 30, 2014, compared with approximately $6.9 million (55% of retail revenues) in the year-earlier period. Gross profit on bulk revenues improved 2% to approximately $5.9 million (30% of bulk revenues), compared with approximately $5.8 million (29% of bulk revenues) a year earlier. The services segment recorded a negative gross profit of ($139,359) in the 2014 period, compared with a negative gross profit of ($36,157) in the first six months of 2013.

Consolidated G&A expenses increased 27% to approximately $9.1 million in the first half of 2014, compared with approximately $7.2 million in the year-earlier period. Project development expenses incurred by NSC increased by approximately $1.6 million, professional fees rose by approximately $262,000 (primarily as a result of legal fees incurred for the judicial review conducted in connection with the Company’s Cayman Island retail license negotiations), and employee costs increased by approximately $160,000 due to base salary increases.

Interest income increased to $539,704 for the first half of 2014, from $349,884 in the year-earlier period due to the receipt of interest due on past due accounts receivables from the WSC in the Bahamas. Interest expense increased to $343,268 in the six months ended June 30, 2014, versus $257,270 in the prior-year period, reflecting the prepayment premium paid for the early redemption in February 2014 of the remaining outstanding balance on the Company’s bonds payable and the amortization of the related bond discount and deferred issuance costs.

The Company recognized earnings and profit sharing on its investment in OC-BVI of $190,954 in the six months ended June 30, 2014, compared with $1,179,304 in the corresponding period of the previous year. The additional earnings and profit sharing recognized in 2013 from the equity investment in OC-BVI resulted from the payment by the British Virgin Islands government to OC-BVI in January 2013 of $2.0 million of the amount awarded to OC-BVI as a result of the Baughers Bay litigation.

Financial Condition

“The significant changes in our consolidated balance sheet as of June 30, 2014, when compared with December 31, 2013, resulted from a reduction in accounts receivable and the purchase of land by our Mexico subsidiary, NSC,” observed David Sasnett, Chief Financial Officer of the Company.

“During May and June 2014, the WSC made significant incremental payments to the Company to reduce the past due amounts it owed to our Bahamian subsidiary,” noted Mr. Sasnett. “As a result, our consolidated accounts receivable decreased by approximately $6.9 million from December 31, 2013 to June 30, 2014.”

“In May 2014, we paid $17.4 million to liquidate the $10 million land purchase obligation reported on our December 31, 2013 consolidated balance sheet and to complete the land purchases for NSC’s development project in Mexico. To fund this payment, we liquidated our marketable securities, which had a balance of approximately $8.6 million as of December 31, 2013, and obtained a $10 million demand loan,” concluded Mr. Sasnett.

Cash Dividends

On July 31, 2014, the Company paid a quarterly cash dividend of $0.075 per share for the 21st consecutive quarter. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Tuesday, August 12, 2014. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Co. Ltd. Conference Call” a few minutes before 11:00 a.m. EDT on August 12, 2014.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Tuesday, August 19, 2014 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10050540, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$34,437,295	$33,626,516
Certificate of deposit	5,000,000	-
Restricted cash	515,849	-
Marketable securities	-	8,587,475
Accounts receivable, net	11,952,964	18,859,560
Inventory	1,536,702	1,383,135
Prepaid expenses and other current assets	2,413,653	2,435,127
Current portion of loans receivable	1,671,287	1,691,102
Total current assets	57,527,750	66,582,915
Property, plant and equipment, net	57,186,662	58,602,886
Construction in progress	2,459,433	1,450,417
Inventory, non-current	4,366,968	4,204,089
Loans receivable	6,488,001	7,337,177
Investment in OC-BVI	6,087,202	6,623,448
Intangible assets, net	1,005,944	1,096,488
Goodwill	3,499,037	3,499,037
Investment in land	20,558,424	13,175,566
Other assets	2,831,273	2,792,831
Total assets	$162,010,694	$165,364,854

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$7,464,657	$7,157,896
Dividends payable	1,166,962	1,164,026
Demand loan payable	10,000,000	-
Current portion of long term debt	-	5,205,167
Land purchase obligation	-	10,050,000
Total current liabilities	18,631,619	23,577,089
Other liabilities	264,827	289,392
Total liabilities	18,896,446	23,866,481
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 41,853 and 37,408 shares, respectively	25,112	22,445
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,698,499 and 14,686,197 shares, respectively	8,819,099	8,811,718
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	-	-
Additional paid-in capital	83,640,224	83,381,387
Retained earnings	48,360,630	47,155,548
Cumulative translation adjustment	(437,454)	(471,983)
Total Consolidated Water Co. Ltd. stockholders' equity	140,407,611	138,899,115
Non-controlling interests	2,706,637	2,599,258
Total equity	143,114,248	141,498,373
Total liabilities and equity	$162,010,694	$165,364,854

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Retail water revenues	$6,499,257	$6,179,597	$12,612,218	$12,574,609
Bulk water revenues	9,966,194	10,162,572	19,925,930	20,019,262
Services revenues	466,381	227,211	742,294	530,706
Total revenues	16,931,832	16,569,380	33,280,442	33,124,577

Cost of retail revenues	3,119,483	2,870,175	6,050,859	5,704,927
Cost of bulk revenues	6,895,914	7,047,346	14,007,459	14,234,759
Cost of services revenues	546,389	254,338	881,653	566,863
Total cost of revenues	10,561,786	10,171,859	20,939,971	20,506,549
Gross profit	6,370,046	6,397,521	12,340,471	12,618,028
General and administrative expenses	3,781,161	3,594,762	9,123,794	7,163,698
Income from operations	2,588,885	2,802,759	3,216,677	5,454,330

Other income (expense):
Interest income	366,772	169,796	539,704	349,884
Interest expense	(47,531)	(124,845)	(343,268)	(257,270)
Profit sharing income from OC-BVI	30,375	27,652	50,625	315,111
Equity in earnings of OC-BVI	85,840	76,332	140,329	864,193
Other	(117,803)	63,544	80,493	152,677
Other income (expense), net	317,653	212,479	467,883	1,424,595
Net income	2,906,538	3,015,238	3,684,560	6,878,925
Income attributable to non-controlling interests	146,845	161,388	269,958	283,072
Net income attributable to Consolidated Water Co. Ltd. stockholders	$2,759,693	$2,853,850	$3,414,602	$6,595,853

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.19	$0.19	$0.23	$0.45
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.19	$0.19	$0.23	$0.45
Dividends declared per common share	$0.075	$0.075	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,698,499	14,636,916	14,692,654	14,617,613
Diluted earnings per share	14,760,159	14,684,515	14,764,058	14,659,593

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$2,906,538	$3,015,238	$3,684,560	$6,878,925
Other comprehensive income (loss)
Foreign currency translation adjustment	(64,110)	(50,558)	36,346	(73,261)
Total other comprehensive income (loss)	(64,110)	(50,558)	36,346	(73,261)
Comprehensive income	2,842,428	2,964,680	3,720,906	6,805,664
Comprehensive income attributable to the non-controlling interest	143,639	158,860	271,775	279,409
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$2,698,789	$2,805,820	$3,449,131	$6,526,255